Exhibit 99.1

NEWS RELEASE Dayton, OH February 18, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 18, 2004

MTC TECHNOLOGIES, INC. REPORTS RECORD QUARTERLY AND FULL

YEAR REVENUE AND OPERATING INCOME

Nearly 63% surge in revenue continues unbroken string of record quarters since June, 2002 IPO

DAYTON, OH, February 18 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering and other technical services to the federal government, today reported results for the quarter and year ended December 31, 2003.

Quarterly Financial Highlights (4th quarter ’03 compared to 4th quarter ’02):

•	Revenue increased 62.8% to $59.6 million, an increase of $23.0 million; organic growth a strong 34.5%

•	Operating income increased 46.5% to $6.5 million, an increase of $2.1 million

•	EBITDA increased 52.6% to $7.0 million (11.7% of revenue), an increase of $2.4 million

•	Diluted earnings per share increased 42.9% to $0.30 for the 4th quarter of 2003 as compared to diluted earnings per share of $0.21 for the 4th quarter of 2002

•	Acquisitions in the fourth quarter of 2003 added $10.4 million to revenue

Year-End Financial Highlights (Full year 2003 compared to full year 2002):

•	Revenue increased 59.2% to $188.7 million, an increase of $70.2 million; organic growth of 42.8%

•	Operating income increased 48.6% to $20.4 million, an increase of $6.7 million (excluding the non-cash stock compensation expense recognized in March 2002 of $5.2 million)

•	EBITDA increased 51.5% to $21.6 million (11.4% of revenue), an increase of $7.3 million (excluding the non-cash stock compensation expense recognized in March, 2002 of $5.2 million)

•	Diluted earnings per share of $0.95 for the year ended December 31, 2003 compares to pro forma diluted earnings per share of $0.62 and reported diluted earnings per share of $0.67 for the year ended December 31, 2002

•	Funded backlog at $166 million at December 31, 2003, up from $141 million at December 31, 2002; total backlog at approximately $1.3 billion.

Raj Soin, Founder and Chairman of the Board noted: “The Board is very pleased with these results and commends management on their excellent job in successfully closing and integrating two accretive acquisitions during the 4th quarter.”

David Gutridge, Chief Executive Officer of MTC also commented on the results: “It was thrilling to see the 4th quarter reflect the successful merging of our traditional strength of good organic growth with our recent strategy of highly selective strategic acquisitions. The result was excellent growth, earnings, and return on investment in all 3 of our major customer groups: Air Force, Land Forces, and National Security, thanks to the superior efforts of the 1,500 members of the MTC team of outstanding professionals.”

4th Quarter Results:

Record revenue of $59.6 million for the quarter ended December 31, 2003, reflected a 62.8% increase over the $36.6 million recorded in the same period of 2002. Organic growth of 34.5% accounted for $12.6 million of the $23.0 million increase in revenue, and the remaining $10.4 million of revenue growth, or 28.3%, came from the Company’s acquisitions in the fourth quarter of 2003. Gross profit of $9.3 million for the quarter ended December 31, 2003, increased $2.4 million over the $6.9 million recorded in the same period of 2002, primarily due to the increase in revenue. Gross profit as a percentage of revenue decreased to 15.6% from 18.8% in the same period of 2002. This decrease in gross margin percentage is in line with the Company’s expectations and is primarily attributable to the previously forecasted increase in the use of subcontractors. Margins on subcontractor-based revenue are typically lower than the margins on direct work.

Operating income for the quarter increased 46.5% to $6.5 million, compared to $4.4 million recorded in the quarter ended December 31, 2002. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and intangible asset amortization. Although higher in absolute dollars, general and administrative expenses decreased from 6.4% of revenue for the fourth quarter of 2002 to 4.0% of revenue in the fourth quarter of 2003.

Net income for the quarter ended December 31, 2003 was $4.0 million, a 42.1% increase over fourth quarter 2002 net income of $2.8 million. Fully diluted earnings per share for the fourth quarter of 2003 were $0.30 compared to fully diluted earnings per share of $0.21 for the fourth quarter of 2002, a 42.9% increase. Shares issued in connection with the acquisition of International Consultants Inc. (ICI) affected the quarterly diluted weighted average shares outstanding by approximately 43,000 shares.

Year-to-date December 31, 2003 Results:

Revenue for the year ended December 31, 2003 increased 59.2% to $188.7 million, an increase of $70.2 million over 2002 full year revenue of $118.5 million. Organic growth of 42.8% accounted for $50.8 million of the $70.2 million increase in revenue. Gross profit for the year ended December 31,

2003 increased 38.2% to $30.6 million, an increase of $8.5 million over 2002. Gross profit as a percentage of revenue decreased to 16.2% from 18.7% in the same period of 2002, and is primarily attributable to the previously forecasted increase in the use of subcontractors.

Operating income of $20.4 million for the year ended December 31, 2003 increased 48.6% from the pro forma operating income of $13.7 million recorded in 2002 (excluding the non-cash stock compensation expense recognized in March 2002 of $5.2 million).

Net income for the year ended December 31, 2003 was $12.5 million, a $4.4 million increase over pro forma net income of $8.1 million for the year ended December 31, 2002 and a $4.8 million increase from the reported net income of $7.7 million for the year ended December 31, 2002. Fully diluted earnings per share for the year ended December 31, 2003 were $0.95 compared to pro forma diluted earnings per share of $0.62 and reported diluted earnings per share of $0.67 for the year ended December 31, 2002. Shares issued in connection with the acquisition of ICI affected the full year diluted weighted average shares outstanding by approximately 43,000 shares.

Tables reconciling non-GAAP financial measures, such as EBITDA, pro forma operating profit, net income and diluted earnings per share, to the most directly comparable GAAP measures, as applicable, are included below.

The comparability of operating income, income before income taxes, income tax expense, net income, and earnings per share for the years ended December 31, 2003 and 2002 was affected by the following significant items:

•	the $5.2 million non-cash stock compensation expense recorded in March 2002;

•	non-cash deferred income tax benefit of $2.6 million recorded in June 2002, when the company changed its S corporation status to C corporation status;

•	income tax expense being recorded for the year ended December 31, 2003 and not during the six months ended June 30, 2002 (by virtue of the company being an S corporation until June 28, 2002); and

•	the increase in basic and diluted shares resulting from MTC’s July 2002 initial public offering, and the exercise of stock options.

In order to depict operating income, income before income taxes, income tax expense, net income, and diluted earnings per share on a more directly comparable basis, the following table shows 2002 as reported and considers the above items on a pro forma basis, assuming a 40% effective tax rate and the same weighted average diluted shares during the year ended December 31, 2003:

	Year ended December 31, 2003 As reported	Year ended December 31, 2002 As reported	Pro forma Adjustments	Year ended December 31, 2002 Pro forma
	(in thousands except per share amounts)
Operating income	$20,382	$8,502	$5,215	$13,717
Income before income taxes	20,670	8,342	5,215	13,557
Income tax expense	8,181	656	4,767	5,423
Net income	$12,489	$7,686	$448	$8,134

Weighted average diluted shares outstanding	13,185	11,539	1,646	13,185
Diluted earnings per share	$0.95	$0.67		$0.62

Company Guidance:

The company also reiterated its guidance for 2004 as originally issued on October 31, 2003 and adds guidance for its first quarter of 2004. Michael Gearhardt, Senior Vice President and Chief Financial Officer of MTC, stated “Our organic revenue growth for the 1st quarter and full year of 2004 is in the 20% range, which is particularly impressive considering the company experienced organic growth of nearly 43% in 2003. Our expectation for 2004 net income is similarly strong with an anticipated increase of over 25% for the full year.” The table below summarizes the guidance ranges for the first quarter of 2004 and full year 2004.

All amounts in thousands
	Revenue	Net Income
First Quarter 2004	$54,000 - $56,000	$3,300 - $3,650
Full Year 2004	$250,000 - $260,000	$15,600 - $16,200

4th Quarter and Full Year 2003 Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. ET to discuss its fourth quarter and full year 2003 results. To obtain the dial-in number, please call our Investor Relations contact at 312-640-6779. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC and its subsidiaries provide sophisticated systems engineering, information technology, intelligence and program management services to the Federal Government and employs over 1,500 people in nearly 50 locations. MTC was founded in 1984 and is headquartered in Dayton, OH. MTC Technologies, Inc. is a Nasdaq-listed company (MTCT).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	December 31, 2003	December 31, 2002
Current assets	$67,748	$58,605
Current liabilities	35,204	21,710
Working capital	32,544	36,895
Cash	15,050	21,950
Accounts receivable	46,004	30,638
Total bank debt	—	—
Stockholders’ equity	65,235	49,778
Total assets	$102,267	$71,488

•	Days Sales Outstanding (DSOs) in accounts receivable at December 31, 2003, and December 31, 2002 were as follows:

	As of December 31, 2003	As of December 31, 2002
Accounts receivable	60 days	73 days
Cost and estimated earnings in excess of billings on uncompleted contracts	5 days	6 days
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—

Total Days Sales Outstanding	65 days	79 days

DSOs were positively impacted by increased deliveries under fixed price contracts, resulting in the ability to bill and collect in a shorter time frame than for cost plus and time and material contracts.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended December 31, 2003	Three months ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2002
Net income	$3,971	$2,794	$12,489	$7,686
Income tax expense	2,573	1,723	8,181	656
Net interest (income) expense	(63)	(92)	(288)	160
Depreciation and amortization	513	157	1,172	513
Stock compensation expense	—	—	—	5,215

EBITDA, excluding non-cash stock compensation expense	$6,994	$4,582	$21,554	$14,230

EBITDA, including non-cash stock compensation expense	$6,994	$4,582	$21,554	$9,015

EBITDA as defined represents income before income taxes, net interest (income) expense, depreciation, and amortization. The Company provides EBITDA because a significant portion of the Company’s growth is from acquisitions and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more appropriate indicator of the Company’s performance. The Company provides EBITDA excluding non-cash stock compensation expense because the comparability of EBITDA for the years ended December 31, 2002 and 2003 was affected by the $5.2 million stock compensation expense that was recorded in March 2002 which did not recur in 2003 and is not expected to recur in the future.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share Data)

	Three months ended December 31,		Years ended December 31,
	2003	2002	2003	2002
Revenue	$59,611	$36,610	$188,707	$118,540
Gross profit	9,275	6,887	30,649	22,184
General and administrative expenses, excluding stock compensation expense	2,408	2,343	9,525	8,348
Stock compensation expense	—	—	—	5,215
Intangible asset amortization	386	119	742	119
Operating income	6,481	4,425	20,382	8,502
Net interest income (expense)	63	92	288	(160)
Income before income tax expense	6,544	4,517	20,670	8,342
Income tax expense	2,573	1,723	8,181	656
Net income	$3,971	$2,794	$12,489	$7,686

Basic earnings per share	$0.30	$0.22	$0.95	$0.67
Diluted earnings per share	$0.30	$0.21	$0.95	$0.67

Weighted average common shares outstanding:
Basic	13,209,853	12,869,643	13,083,578	11,405,351
Diluted	13,329,600	13,094,975	13,185,424	11,538,802

FOR FURTHER INFORMATION, CONTACT:

AT THE COMPANY:

Michael Gearhardt

Senior Vice President & Chief Financial Officer

937/252-9199

michael.gearhardt@mtctechnologies.com